1

                                       Exhibit 18 under Form N-1A
                                Exhibit 1 under Item 601/Reg. S-K

                      FOUNTAIN SQUARE FUNDS
                       MULTIPLE CLASS PLAN

     This Multiple Class Plan ("Plan") is adopted by FOUNTAIN
      SQUARE FUNDS (the "Trust"), a Massachusetts business trust, with respect to the classes of shares ("Classes") of the portfolios of the Trust (the "Funds") set forth in exhibits hereto.

     Purpose
  1. This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Rule"), in connection with the issuance by the Trust of more than one class of shares of any or all of the Funds ("Covered Classes") in reliance on the Rule .

  2. Separate Arrangements/Class Differences
     The Funds set forth on Exhibit A offer two classes of shares which are titled Investment Shares and Trust
      Shares. The only expenses allocated to the shares as a class are expenses that may be incurred with respect to Investment Shares under the Trust's distribution plan adopted pursuant to Rule 12b-1.
     Investment Shares may be purchased through Fifth Third
      Securities, Inc., as well as from the Distributor.
     Trust Shares may be purchased through the Trust and
      Investment Division of Fifth Third Bank.
     The minimum initial investments in the Covered Classes are $10,000.00 for Trust Shares and $2,500.00 for Investment Shares (a $1,000.00 minimum applies uniformly in the case of IRAs). Subsequent investments may be made in the amount of $100.00 for all Covered Classes.
     Shareholders are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional share held. Shareholders of the Trust will vote in the aggregate and not by Fund or class except (i) as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or class, and (ii) only holders of Investment Shares will be entitled to vote on matters submitted to shareholder vote with respect to the Rule 12b-1 Plan applicable to such class.

  3. Expense Allocations
     The expenses incurred pursuant to the Rule 12b-1 Plan will be borne solely by the Investment Shares class of the applicable Fund, and constitute the only expenses allocated to one class and not the other.

  4. Exchange Features
     A shareholder may exchange shares of one Fund for the appropriate class of shares of any other Fund in the Trust. Shares of Funds with a sales charge may be exchanged at net asset value for shares of other Funds with an equal sales charge or no sales charge. Shares of Funds with a sales charge may be exchanged for shares of Funds with a higher sales charge at net asset value, plus the additional sales charge. Shares of Funds with no sales charge, whether acquired by direct purchase, reinvestment of dividends on such shares, or otherwise, may be exchanged for shares of Funds with a sales charge at net asset value, plus the applicable sales charge.
      When an exchange is made from a Fund with a sales charge to a Fund with no sales charge, the shares exchanged and additional shares which have been purchased by reinvesting dividends or capital gains on such shares retain the character of the exchanged shares for purposes of exercising further exchange privileges.

     Effectiveness
  5. This Plan shall become effective with respect to each Class, (i) to the extent required by the Rule, after approval by a majority vote of: (a) the Trust's Board of Trustees; (b) the members of the Board of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust's Plan; and/or (ii)upon execution of an exhibit adopting this Plan with respect to such Class.

  6. Amendment
     This Plan may be amended at any time, with respect to any Class, by a majority vote of: (i) the Trust's Board of Trustees; and (ii) the members of the Board of Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of this Plan.

                      FOUNTAIN SQUARE FUNDS

                            EXHIBIT A
                             to the
                       Multiple Class Plan


             Fountain Square Commercial Paper Fund:
                          Trust Shares
                        Investment Shares


         Fountain Square Government Cash Reserves Fund:
                          Trust Shares
                        Investment Shares


       This Multiple Class Plan is adopted by Fountain Square
     Funds with respect to the Classes of Shares of the portfolios of Fountain Square Funds set forth above.

     Witness the due execution hereof this 1st day of June,
                              1995.

                              Fountain Square Funds


                              By:/s/ Charles L. Davis Jr.

                              Title:  Vice President

                              Date: June 1, 1995